Exhibit 10.1

Tutor Perini Corporation

15901 Olden Street

Sylmar, CA 91342

Tel: 818/362-8391  Fax: 818/367-9574

Ronald N. Tutor

Chairman & CEO

June 12, 2018

Wendy A. Hallgren

816 Champagne Drive

Southlake, Texas 76092

Dear Ms. Hallgren,

We are pleased to extend this formal offer of employment in the position of Executive Vice President and General Counsel of Tutor Perini Corporation. Your start date will be on or before August 5, 2018, subject to your confirmation. The following is a summary of the financial terms of our agreement:

a)	Salary of $27,083.33 semi-monthly, which is equivalent to $650,000 per year.
b)

Your bonus will be guaranteed the first year of your employment at 60% of your salary.  The performance metrics for subsequent bonuses will be the same as those of other named executive officers of the company.

c)	Your compensation package (salary, bonus, potential equity) will be reviewed 12 months after your date of hire.
d)	You will receive a company vehicle with a budgeted cost of approximately $75,000 plus a gasoline credit card.
e)	You will be provided life insurance in the amount of $1,200,000.
f)	You will be assigned a company credit card.
g)	You will be assigned a company cell phone.
h)	Your cost to move from Texas to Los Angeles, California, will be reimbursed in accordance with company policy.
i)

The company will either pay for your housing accommodations in Los Angeles or your round trip tickets to your home in Texas, until you relocate your family to Los Angeles for up to 12 months from the date of hire.

j)	In accordance with the TPC Vacation Policy, upon your date of hire, you will accrue five hours of vacation per pay period to a maximum of three weeks per year.
k)	You will be eligible to participate in the Tutor Perini Benefit Plans following thirty (30) days of continuous employment.
l)	You will be eligible to participate in the Tutor Perini 401(k) Retirement Savings Plan immediately, in accordance with the Plan provisions.
m)

In accordance with California’s Healthy Workplaces, Healthy Families Act, you will begin to accrue sick leave at the rate of one hour for every 30 hours, up to a maximum of 48 hours of sick leave per calendar year. You can begin using your accrued sick leave 90 days after your employment begins, up to a maximum of 48 hours per calendar year. You will receive specific details on the paid sick leave provision upon commencement of your employment.

This offer of employment is contingent upon the following:  receipt of the signed offer letter; the successful results of your reference/background checks, and a negative result from the drug screening. The drug screen must be taken within the first five business days of your employment.  By signing this offer letter you agree to release the Company, its employees, agents and any individuals from any liability regarding this investigation.

Additionally, you must provide satisfactory documentation to the Company concerning your employment eligibility as required under the Immigration Reform and Control Act of 1986.  To comply with this Act, within three days of employment, you must present to us valid identification that proves both your identity and eligibility to work in the United States.

Please take time to review the following terms and conditions relative to your pending employment with our Company:

•

As an employee of the Company you will have access to certain Company trade secrets and other confidential information.  To protect the interests of the Company you will be required to sign the Company’s standard Confidentiality and Proprietary Rights Agreement as a condition of your employment.  A copy of this agreement has been attached for your review and signature.

•	Please read and sign the attached Arbitration Agreement.
•

You must not bring with you any confidential or proprietary material of any former employer or violate any other obligations you may have to your former employers.   If you signed a confidentiality or non-disclosure agreement with your current employer or signed any other agreement that restricts your activities as an employee of the Company, please provide copies of any such documents to your manager as soon as possible.  If you are unsure of your obligations under such agreements, you should consult with your manager and/or the Vice President of Human Resources.

Should you decide to accept our offer, you will be an at-will employee of the Company, which means that the employment relationship may be terminated by either of us for any reason at any time.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision of this letter) should be regarded by you as ineffective unless it is in writing and signed by me and recorded with the Vice President of Human Resources.

Please sign a copy of this letter to signify your acceptance of this offer of employment. The terms of this offer expire seven business days from its date of issuance.

If you have any questions, please feel free to call.

Sincerely,

TUTOR PERINI CORPORATION

/s/ Ronald N. Tutor
Ronald N. Tutor
Chairman & CEO

I accept the terms set forth in the offer letter above:

/s/ Wendy A. Hallgren	06/14/2018
Wendy A. Hallgren - Signature	Date